Exhibit (10)H

                               FNB CORPORATION

                         DIRECTOR ANNUAL COMPENSATION

                   Effective May 9, 2006 through May 7, 2007


                 Unrestricted               Committee       Total
                  Stock Value   Cash       Per-Meeting      Annual
                  (Annually)   Monthly)   Fee (Monthly)  Consideration
                                 (1)           (1)            (1)
Chairman          $12,000       $2,500          --         $42,000
Bank Chairman (2) $12,000       $2,000        $300         $38,400 to $39,000
Committee Chair   $12,000       $1,000        $375         $26,700 to $27,300
Director          $12,000       $1,000        $300         $26,400 to $27,000

(1) Based on director attendance at eight to ten committee meetings per year (for committee chair, includes four meetings attended as chair).
(2)  Bank chairman who serves as a Corporation director.


Cash:

Non-employee directors of FNB Corporation (the "Corporation") receive monthly cash compensation of $1,000 and $300 per committee meeting attended, except that committee chairs receive $375 per committee meeting attended. The Chairman of the Board of Directors receives additional monthly cash compensation of $1,500, for total cash compensation of $2,500 per month, but receives no committee meeting attendance fees. A Bank Chairman who also serves as a Company director receives monthly cash compensation of $2,000 and $300 per Company board committee meeting attended, but does not receive a fee for Bank board committee meeting attendance.


Equity:

All directors, including the Chairman and the Bank Chairman, will receive an annual award of unrestricted common stock of the Corporation with a fair market value of $12,000, as determined by the Compensation Committee of the Board. Directors may also receive, from time to time, additional grants of equity awards as provided under the FNB Corporation 2006 Incentive Stock Plan.